Exhibit 8

List of Subsidiaries

Name of Subsidiary	Country of Incorporation
Aerolíneas Galápagos Aerogal, S.A.	Ecuador
Aerovias del Continente Americano, S.A.	Colombia
Líneas Aéreas Costaricenses S.A.	Costa Rica
Nicaragüense de Aviación, S.A.	Nicaragua
Taca International Airlines, S.A.	El Salvador
Tampa Cargo S.A.S.	Colombia
Trans American Airlines, S.A.	Peru
Aerotaxis La Costeña, S.A.	Nicaragua
Isleña de Inversiones, S.A. de C.V.	Honduras
Servicios Aéreos Nacionales S.A.	Costa Rica
Aerospace Investments, Limited	Bahamas
Aviation Leasing Services (ALS), Inc.	Panama
Aviation Leasing Services, Investments (ALS), S.A.	Panama
AVSA Properties II, Inc.	Panama
AVSA Properties, Inc.	Panama
Intercontinental Equipment Corp.	Bahamas
Little Plane, Limited	Bahamas
Little Plane Six, Limited	Bahamas
Little Plane Two, Limited	Bahamas
Southern Equipment Corp.	Bahamas
Turboprop Leasing Company, Limited	Bahamas
Technical & Training Services, S.A. de C.V.	El Salvador
Grupo Taca Holdings, Limited	Bahamas
Ronair N.V.	Curaçao
Avianca Inc.	USA
LifeMiles Corp.	Panama
Tampa Cargo Logistics, Inc.	USA
Getcom International Investments, SL	Spain
Avianca Leasing, LLC	USA
Turbo Aviation Two, Limited	Ireland